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                                  EXHIBIT 24.1

                (KPMG Peat Marwick LLP Letterhead appears here)

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
World Acceptance Corporation

We consent to incorporation in the Form S-8 registration statement of World Acceptance Corporation of our report dated April 19, 1996, relating to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March
31, 1996 annual report on Form 10-K of World Acceptance Corporation.


                                             /s/KPMG Peat Marwick LLP
                                             KPMG Peat Marwick LLP

Greenville, South Carolina
October 14, 1996